Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Newdex, Inc. for the registration of 17,225,987 shares of its common stock and to the incorporation by reference therein of our reports dated February 23, 2012, with respect to the consolidated financial statements of SuperMedia Inc, and the effectiveness of internal control over financial reporting of SuperMedia Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 5, 2012